U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2010

Equus Total Return, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-19509 76-0345915

(Commission File Number) (I.R.S. Employer Identification No.)

Eight Greenway Plaza, Suite 930, Houston, Texas 77046

(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (713) 529-0900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2010, the Board of Directors of Equus Total Return, Inc. (the "Fund") appointed Alan D. Feinsilver to serve as non-executive Chairman of the Board. Mr. Feinsilver has served on the Fund's Board as an Independent Director for four years. He was recently the Fund's Audit Committee Chairman and will continue to serve on the Committee. Mr. Feinsilver is a certified public accountant, attorney, and entrepreneur, who resides in Houston, TX. He is the owner and president of The Overbrook Company, a private investment company also based in Houston.

Mr. Feinsilver replaces Gregory J. Flanagan as Chairman of the Board. Mr. Flanagan served as the Fund's Chairman, Chief Executive Officer and President during the Fund's transition to an "internally" managed investment operation from July 2009 to present. Mr. Flanagan resigned from his officer positions to pursue other endeavors.

On February 16, 2010, the Board also appointed S. J. "Jay" Brown, age 41, the Fund's Chief Investment Officer. He will serve as the Fund's principal executive officer for an interim period. Mr. Brown has 16 years of corporate finance and transactional experience serving in principal and advisory roles mostly involving private equity and investment banking sectors. He has been a consultant to the Fund since October 2009 and has recently served as the general partner of a private equity partnership. He has an MBA (finance) from the University of Houston, and a BBA from Baylor University and is a Chartered Financial Analyst. Mr. Brown resides in Houston, TX.

A copy of the Fund's press release announcing Mr. Feinsilver and Mr. Brown's appointments, in addition to other leadership changes, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release, dated February 18, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUUS TOTAL RETURN, INC.

Dated: February 19, 2010	By:	/s/ L'Sheryl D. Hudson
L'Sheryl D. Hudson Senior Vice President and Chief Financial Officer